SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

Thursday, March 12, 2009

To Our Stockholders:

The Annual Meeting of Stockholders of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices located at 81 Demeritt Place, Waterbury, Vermont (directions enclosed) on March 12, 2009 at 10:00 AM to vote on the following proposals:

1.	To elect William D. Davis, Jules A. del Vecchio and Robert P. Stiller as Class I directors to serve a three-year term until the Company’s Annual Meeting in 2012.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

We will also transact such other business as may be properly brought before the Annual Meeting or any adjournments thereof.

The Board has fixed the close of business on January 16, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those stockholders will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours at the executive offices of the Company for a period of ten days before the Meeting.

This year, we are taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Lawrence J. Blanford
President and Chief Executive Officer

Waterbury, Vermont

January 26, 2009

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Proxy Statement—Table of Contents

i

ABOUT THE ANNUAL MEETING

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting,” or the “Meeting”). The Annual Meeting will be held on Thursday, March 12, 2009 at 10 A.M. at the Company’s offices located at 81 Demeritt Place, Waterbury, Vermont. This proxy statement, the Notice of Internet Availability of Proxy Materials, and the enclosed form of proxy are first being made available to stockholders of record on or about January 26, 2009.

At the Annual Meeting, stockholders will be asked to (1) to elect William D. Davis, Jules A. del Vecchio and Robert P. Stiller as directors to serve a three-year term until the Company’s Annual Meeting in 2012; (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and (3) transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), the Company is now furnishing proxy materials to stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. It is the Company’s belief that this new process will conserve natural resources and reduce the costs of printing and distributing proxy materials.

The principal offices of the Company are 33 Coffee Lane, Waterbury, Vermont 05676, and the Company’s telephone number is (802) 244-5621.

GENERAL INFORMATION ABOUT VOTING

Who can vote. Only stockholders of record of the Company’s common stock at the close of business on January 16, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting. 24,695,645 shares of the Company’s common stock, par value $0.10 per share, were outstanding on the record date. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

Quorum. The presence in person or by proxy of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares are counted as present at the meeting if the stockholder votes over the internet, completes and submits a proxy or is present in person at the meeting.

Stockholders of Record and Beneficial Owners. You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Continental Stock Transfer & Trust Company (“CST”). You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of CST.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials? Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How to vote your shares.

Vote by Internet. You can vote over the Internet at www.continentalstock.com by following the instructions on the Notice or proxy card.

Vote by Mail. If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card to in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Green Mountain Coffee Roasters, Inc., c/o Frances G. Rathke, Secretary, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, VT 05676. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting. If you attend the meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 7:00 p.m. (EDT) on March 11, 2009.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

What happens if you don’t give specific voting instructions?

If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. We believe that both Proposal 1—Election of Directors and Proposal 2—Ratification of Accountants will be considered routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

How are abstentions treated? Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any proposal.

Required Vote For Each Proposal.

Proposal 1—Election of Directors. Directors are elected by plurality vote, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Stockholders may not cumulate votes for the election of directors. If a nominee for director is unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in his or her discretion, vote for another person as director or vote to reduce the number of directors to less than eight, as the Board may recommend.

Proposal 2—Ratification of Accountants. To approve proposal 2, stockholders holding a majority of the Company’s common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the Proposal.

Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy or by voting by ballot at the meeting. Attending the meeting will not revoke your proxy unless you specifically request it. If you voted via the Internet you may also change your vote with a timely and valid later Internet vote or by voting by ballot at the meeting.

Are there other matters to be voted on at the meeting? The Board is not aware of any matters not set forth herein that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote as the Board directs.

Cost of Solicitation. The Company will bear the entire cost of soliciting the proxies. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications, or by other means without additional compensation. The Company does not presently intend to retain professional proxy solicitation assistance.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is currently composed of eight directors and is divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class I Directors, consisting of William D. Davis, Jules A. del Vecchio and Robert P. Stiller will expire at the 2009 Annual Meeting. The term of office for Class II Directors, consisting of Barbara D. Carlini and Hinda Miller will expire at the 2010 Annual Meeting. The term of office for the Class III Directors, Lawrence J. Blanford, David E. Moran and Michael J. Mardy, will expire at the 2011 Annual Meeting.

The Company’s by-laws provide that the number of directors of the Company may be established by resolution of the Board. As of fiscal year-end 2008, the number of directors of the Company was eight with three directors in Class I, two directors in Class II and three directors in Class III.

At the 2009 Annual Meeting, three persons are to be elected as Class I Directors to hold a three-year term of office from the date of their election until the 2012 Annual Meeting and until their successors are duly elected and qualified. The three nominees for election as Class I Directors are William D. Davis, Jules A. del Vecchio and Robert P. Stiller, each of whom is currently a Class I Director. Each nominee has agreed to serve as a director if elected.

Directors are elected by plurality vote, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. If a nominee for director is unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in his or her discretion, vote for another person as director or vote to reduce the number of directors to less than eight, as the Board may recommend.

See the section of this Proxy Statement entitled Security Ownership of Certain Beneficial Owners and Management for information as to ownership of Company securities by nominees for director.

Information concerning the three nominees and the directors whose terms of office will continue after the 2009 Annual Meeting is set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS UNDER THIS PROPOSAL.

Name	Age	Position	Director Since
Nominees for Election as Class I Directors—Term Ending in 2012

William D. Davis(1)(2)	59	Director	1993
Jules A. del Vecchio(4)	65	Director	1993
Robert P. Stiller(4)	65	Chairman of the Board of Directors and Founder	1993

Class II Directors Continuing in Office—Term Ending in 2010

Barbara D. Carlini(1)(2)(3)(4)	49	Director	2002
Hinda Miller(1)(2)(3)(4)(5)	58	Director	1999

Class III Directors Continuing in Office—Term Ending in 2011

Lawrence J. Blanford	55	Director, President and Chief Executive Officer	2007
Michael J. Mardy(1)(2)(3)	60	Director	2007
David E. Moran(2)(3)(4)	55	Director	1995

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Governance and Nominating Committee

(4)	Member of the Social and Environmental Responsibility Committee

(5)	Ms. Miller served as a member of the audit committee in fiscal 2008 and resigned from the committee after fiscal year-end in December of 2008.

Certain biographical information regarding each nominee and each director continuing in office is set forth below:

William D. Davis (Class I) is the President and Chief Executive Officer of Learning Care Group, Inc.. Mr. Davis joined Learning Care Group in July 2002. From March 2002 to July 2002, Mr. Davis was the President and Chief Executive Officer of Tutor Time Learning Systems. Prior to that, Mr. Davis was Chief Executive Officer in a variety of specialty foods companies, including ChefExpress.net, Inc, Rondele Specialty Foods, Waterbury Holdings of Vermont, and Cabot Creamery Cooperative.

Jules A. del Vecchio (Class I) is currently a First Vice President of New York Life Insurance Company and is responsible for communications, and agent management and training. Mr. del Vecchio has been affiliated with New York Life Insurance Company since 1970.

Robert P. Stiller (Class I), founder of the Company, served as its President and Chief Executive Officer since its inception in July 1981 until May 2007. Since May 2007, Mr. Stiller has served the Company as Chairman of the Board of Directors and Founder.

Barbara D. Carlini (Class II) served as Chief Information Officer of Motorola’s Mobile Devices Division from May 2006 to January 2008. From November 2001 until March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America). From September 1997 to November 2001, Ms. Carlini was Senior Director of Sales and Marketing Systems at Nabisco.

Hinda Miller (Class II) is currently President of DeForest Concepts, a consulting firm specializing in small business and the promotion of women entrepreneurs, and a member of several Boards of Directors. Ms. Miller has been a Vermont State Senator since January 2003. Ms. Miller co-founded Jogbra, Inc., in 1977, the original maker of the “jogbra” women’s sports garment. Ms. Miller served as President of Jogbra, Inc., from 1977 until 1990, and continued to serve as such when the company was purchased by Playtex Apparel, Inc., in 1990. In 1991, when Playtex Apparel was sold to Sara Lee Corp., Ms. Miller continued her leadership as President until 1994. In May 1994, she became CEO of the Champion Jogbra division of Sara Lee. From January 1996 through December 1997, Ms. Miller served as Vice President of Communications for the same division.

Lawrence J. Blanford (Class III) has served as President, Chief Executive Officer and Director of the Company since May 2007. From May 2005 to October 2006, Mr. Blanford held the position of Chief Executive Officer at Royal Group Technologies Ltd., a Canadian building products and home improvements company. Prior to the Royal Group, from January 2004 to May 2005, Mr. Blanford was Founder and President of Strategic Value Consulting, LLC, a consultancy. Prior to this, from April 2001 to December 2003, Mr. Blanford was President and Chief Executive Officer of Philips Consumer Electronics North America, a division of Royal Philips Electronics NV. Previous to Philips, he held positions that included President of Maytag Appliances, President of Maytag International and Vice President of Marketing and National Account Sales for the Building Insulation Division of Johns Manville as well as various management positions earlier in his career at PPG Industries and Procter & Gamble.

David E. Moran (Class III) has been President of Marketing Driven Solutions (MDS), a marketing consulting firm focused on driving organic growth through innovation, brand building and portfolio strategy, since June 2005. Prior to founding MDS, Mr. Moran was employed in senior management positions with management consulting companies. Mr. Moran was CEO of Fusion5 from July 1999 to June 2005, Senior Partner of the Cambridge Group from July 1992 through July 1999, and Partner at Marketing Corporation of America from July 1984 to June 1992. Earlier in his career Mr. Moran spent ten years in Brand Management at General Foods and International Playtex. While at General Foods, he was Brand Manager of several of its Maxwell House coffee brands.

Michael J. Mardy (Class III) Mr. Mardy has served as Senior Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories, since July 2003. From 1996 to 2002, Mr. Mardy served as Executive Vice President and Chief Financial Officer of Keystone Foods LLC, a global manufacturer of food products. From 1980 to 1996, Mr. Mardy served in various positions with Nabisco, Inc., last serving as Senior Vice President and Chief Financial Officer of Nabisco Biscuit Company, a manufacturer of various food products. Mr. Mardy is also a director of CMGI, Inc., a supply chain technology company.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of the Company met five times in fiscal 2008. During that year each of the directors attended at least 75% of the aggregate of all meetings of the Board and committees of which he or she was a member. Following the 2009 Annual Meeting, provided that the nominees, William D. Davis, Jules A. del Vecchio and Robert P. Stiller, are re-elected to the Board, the Board has determined that a majority of the directors will be independent as required by the NASDAQ Marketplace Rules (the “NASDAQ Rules”). The Board has affirmatively determined by resolution that directors (or nominees) Davis, Carlini, Mardy, Miller and Moran are independent within the meaning of Rule 4200(a)(15) of the NASDAQ Rules. During fiscal 2008 the independent directors attended four special executive session meetings in which no other directors were present.

Although the Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meeting of Stockholders, it encourages directors to attend and historically more than a majority have done so. All members of the Board who were members on March 13, 2008, the date of the last annual meeting of stockholders, attended the meeting.

Historically, the Company has not adopted a formal process for stockholder communications with the Board. In view of the infrequency of stockholder communications to the Board, the Board does not believe that a formal process is necessary. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

Governance and Nominating Committee. The principal function of the Board’s standing Governance and Nominating Committee is (i) to review and recommend qualified candidates to the Board for nomination for election to the Board, and (ii) to review, evaluate and report to the Board on the corporate governance principles applicable to the Company. Directors Carlini, Mardy, Miller (Chairperson), and Moran constituted this committee in fiscal 2008. Each of these directors is considered an independent director as prescribed by the NASDAQ Rules. The committee met four times in fiscal 2008.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Governance and Nominating Committee c/o Frances G. Rathke, Secretary, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, VT 05676. Any recommendation submitted by a stockholder to the Governance and Nominating Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article II, Section 7 of the Company’s amended and restated by-laws if the stockholder wished to nominate the candidate directly.

The Board has adopted a charter for the Governance and Nominating Committee. The Governance and Nominating Committee Charter is posted on the Company’s website. The Internet address for the Company’s website is http://www.GreenMountainCoffee.com and the Governance and Nominating Committee Charter may be found as follows:

1.	From the Company’s home page, first click on “Investor Services.”

2.	Next, under the heading Committee Charters click on “Governance and Nominating Charter.”

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Historically, the Company has not had a formal policy concerning stockholder recommendations of nominees to the Board or the Governance and Nominating Committee. To date, the Company has not received any recommendations from stockholders requesting consideration of a candidate for inclusion among the

Committee’s slate of nominees in the Company’s proxy statement. If the committee were to receive a recommendation for a director candidate from a stockholder, however, the committee expects that it would evaluate such a candidate using the criteria described above for evaluating director candidates brought to its attention through other channels.

In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the food and beverage industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience in political affairs;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance and Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. In doing so the Governance and Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing guidelines there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. In its deliberations, the Governance and Nominating Committee is aware that one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board must be comprised of “independent directors” as defined in Rule 4200 of the NASDAQ Rules. The Governance and Nominating Committee also believes it appropriate for Company’s management to participate as members of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance and Nominating Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance and Nominating Committee. Research may also be performed to identify qualified individuals.

Social and Environmental Responsibility Committee. The principal purpose of the Board’s standing Social Environmental and Responsibility Committee is to review, make recommendations to, and approve the Company’s policies, programs, partnerships, activities, and goals relating to the Company’s social and environmental impact. The committee undertakes this work to help the Company both achieve its social and environmental goals as well as leverage its corporate and social responsibility programs, policies, partnerships, activities and goals in support of the differentiation of the Company and its brands in the marketplace. Directors Miller (Chairperson), Carlini, del Vecchio, Moran and Stiller constituted this committee in fiscal 2008.

Compensation and Organizational Development Committee. The Board’s standing Compensation and Organizational Development Committee, composed of non-employee directors, establishes, implements and monitors the strategy, policies and plans of the Company for the compensation of all executive officers of the Company. Directors Davis (Chairperson), Carlini, Mardy, Miller and Moran constituted this committee in fiscal 2008. All of these directors are independent within the meaning of Rule 4200 of the NASDAQ Rules. The Compensation and Organizational Development Committee met six times during fiscal 2008. The principal duties and responsibilities of the Compensation and Organizational Development Committee are to:

•	review and approve the structure and philosophy of compensation of the Chief Executive Officer and other executive officers of the Company;

•

approve and adopt compensation related performance goals under the Company’s incentive plans for the Chief Executive Officer and other executive officers and determine the achievement levels of such goals;

•

approve and make final determinations with respect to the compensation, including awards of stock options, bonuses, and other awards and incentives, payable to the Chief Executive Officer and other executive officers of the Company;

•	review and approve the adoption of new executive incentive compensation plans and equity-based plans, and administer the Company’s existing incentive compensation plans and equity-based plans;

•	review organizational development initiatives, human resources programs, and related plans.

The Compensation and Organizational Development Committee operates pursuant to a written charter which is posted on the Company’s website. The Internet address for the Company’s website is http://www.GreenMountainCoffee.com and the Compensation and Organizational Development Committee Charter may be found as follows:

1.	From the Company’s home page, first click on “Investor Services.”

2.	Next scroll down to “Committee Charters” listed on the left side menu and click on “Organizational Development and Compensation Charter”.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Audit Committee. The Audit Committee in fiscal 2008 consisted of Directors Carlini, Davis, Mardy (Chairperson) and Miller, each of whom satisfies the audit committee independence standard under Section 10(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the NASDAQ Rules. Ms. Miller resigned from the audit committee in December of 2008. The Board has determined that Mr. Davis and Mr. Mardy are both “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The principal duties and responsibilities of the Audit Committee are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	Appoint, evaluate and replace any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work (the “Auditors”);

•	Review and appraise the audit efforts and independence of the Auditors;

•	Review and appraise the efforts and effectiveness of the Company’s internal auditing efforts; and

•	Provide an avenue of communication among the Auditors, financial and senior management, the internal auditing function and the Board.

The Audit Committee met eight times during fiscal 2008. All of these meetings included the Company’s Chief Financial Officer and Director of Internal Audit. All of these meetings included the PricewaterhouseCoopers LLP audit partner, the audit manager, as well as other members of management. Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed under the heading Independent Registered Public Accounting Firm and Audit Committee Report.

The Audit Committee operates pursuant to a written charter which is posted on the Company’s website. The Internet address for the Company’s website is http://www.GreenMountainCoffee.com and the Audit Committee Charter may be found as follows:

1.	From the Company’s home page, first click on “Investor Services.”

2.	Next scroll down to “Committee Charters” listed on the left side menu and click on “Audit Committee Charter”.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

The Audit Committee Report below shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal 2008.

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, PricewaterhouseCoopers, LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit. The Audit Committee oversees and monitors the Company’s management and the independent registered public accounting firm throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for fiscal 2008. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with PricewaterhouseCoopers, LLP the Company’s independent registered accounting firm for fiscal 2008, the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as in effect for the Company’s fiscal 2008. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communication with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the auditors’ independence and has discussed with PricewaterhouseCoopers, LLP the auditors’ independence.

Based on the review and discussions referred to in the foregoing paragraph, and subject to the limitations on the role and responsibilities of the Committee in the Charter, the Audit Committee recommended to the Board of the Company that the Company’s audited financial statements for fiscal 2008 be included in its Annual Report on Form 10-K for the fiscal year ended September 27, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company for fiscal 2009.

Submitted by the Fiscal 2008 Audit Committee

Michael J. Mardy, Chairman

William D. Davis

Barbara D. Carlini

Hinda Miller

EXECUTIVE COMPENSATION

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended September 27, 2008 for filing with the Securities and Exchange Commission.

Compensation and Organizational Development Committee

William D. Davis, Chair

Barbara D. Carlini

Michael J. Mardy

Hinda Miller

David E. Moran

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The compensation we pay to our named executive officers is intended to support and drive the Company’s overall objectives of becoming a leader in the specialty coffee industry and delivering sustainable growth and total shareholder return. By sustainable growth we mean investing in our long-term opportunities while meeting our short-term commitments. We believe that central to our success is our ability to attract, retain and motivate highly talented individuals who are passionate about creating an exceptional coffee experience and the profitable growth of our business. The goal of our compensation program is to support the hiring and retention of exceptional talent and to motivate the performance of our named executive officers by linking their compensation to the success of the Company in a transparent and easily understood manner.

The main elements of compensation we pay include base salary, annual cash incentives and long-term equity-based incentives. We believe that base salary should provide a secure base of compensation that is competitive in the marketplace and sufficient to attract and retain highly talented individuals. We design the annual cash incentives and long-term equity portions of our compensation package to link our named executive officers’ compensation with both the annual and the long-term success of the Company. The annual incentives link compensation with company-wide and individual targets to motivate our named executive officers to meet short-terms goals. The long-term equity incentives link compensation to the long-term growth and success of the Company.

In making compensation determinations, we consider each element of compensation in relation to the total amount of compensation paid to the named executive officer. Although we do not have a formal policy with regard to allocating compensation between elements, it is our belief that a substantial portion of compensation should be comprised of annual and long-term incentives to align our executives’ interests with the shareholders’ interests and the profitable growth of our business. In making compensation decisions, we take into account the following factors, which we refer to throughout our discussion:

•	the total compensation mix required to attract, retain and motivate our named executive officers to profitably grow our business;

•	overall Company performance and financial condition;

•	the roles and responsibilities of the position;

•	the qualifications, skills and experience level of the executive officer;

•	the executive officer’s past performance and anticipated future performance;

•	the executive officer’s anticipated future impact on our success;

•	the compensation provided for similar positions by similar companies;

•	compensation trends and competitive conditions in the market for the executive officer’s services; and,

•

the executive officer’s contributions to furthering the Company’s fundamental values of providing the customer with a superior coffee experience and fostering socially and environmentally responsible business practices.

Role of Compensation and Organizational Development Committee

Our Compensation and Organizational Development Committee (the “Committee”) makes the final decision with respect to the amounts of compensation paid to our named executive officers based on the bulleted factors set forth above. The Committee also sets the mix of base salary, annual incentives and long-term equity incentives that our named executive officers receive and the financial and non-financial targets under our annual incentive plan. Compensation levels are set such that incentive compensation, both short-and long-term, represents at least 70% of the chief executive officer’s total compensation package and at least 50% for other named executives. To support our linkage between compensation and providing long-term value to shareholders, we provide more incentive opportunity to our executives through our long-term incentive plan than our short-term incentive plan.

In making compensation determinations the Committee considers each element of compensation in relation to the total amount of compensation paid to the named executive officer. In fiscal 2008, our vice president of human resources and organizational development, Kathryn Brooks, presented to the Committee a report detailing each element of compensation in relation to total compensation of each named executive officer. The Committee referred to the report prepared by Ms. Brooks as a general reference to ensure that our compensation programs meet our overall objectives and remain in line with our compensation philosophy. In fiscal 2007, the Committee used tally sheets prepared by a compensation consultant which provided the same information as the report prepared by Ms. Brooks this year, except the tally sheets also took into account payments due upon a change of control. The Committee did not use tally sheets in fiscal 2008 because of its comprehensive review of change of control payments in fiscal 2007. The Committee’s fiscal 2007 review of change of control payment policies of the Company led to the adoption in fiscal 2008 of the change of control severance plan discussed later in this report. Given the Committee’s familiarity with the newly adopted change of control plan, the Committee did not deem it necessary to use tally sheets in fiscal 2008.

Prior to 2007, the Committee relied primarily upon the recommendations of our founder and former chief executive officer, Robert Stiller, and our vice president of human resources and organizational development, Kathryn Brooks, in making final compensation decisions. In 2007 Lawrence Blanford became chief executive officer and the Committee assumed a more robust role in the process of actively determining compensation. This trend continued in fiscal 2008 and comports with our board of directors’ belief that it is more appropriate, at this stage of our growth, to have the Committee act as the driving force behind our compensation program. In fiscal 2008, the Committee reviewed each element of our compensation program to ensure its consistency with our compensation objectives and market practices. In making its final determinations the Committee considers recommendations of both our chief executive officer and the other members of our executive management team as one factor in making compensation determinations. In particular, the Committee relies upon the chief executive officer to help evaluate the performance of our named executive officers with respect to their individual goals. It is our policy that no executive officer participates or makes recommendations regarding their own compensation.

During fiscal 2008 the Committee engaged Mercer Human Resource Consulting (“Mercer”), a nationally recognized compensation consultant, to assist in evaluating our compensation in light of market practices. The

Committee also used Mercer in fiscal 2007, and this prior review identified several areas the Committee stated it would further consider in future compensation decisions, such as developing consistent severance and change in control programs for executives and determining whether the ongoing use of stock options as the primary equity vehicle continues to be appropriate. As discussed in more detail later in this report, in fiscal 2008 the Committee recommended and the board of directors approved and adopted a change in control program for certain designated participants. The Committee also continues to evaluate whether the ongoing use of stock options as the primary equity vehicle continues to be appropriate.

During fiscal 2008, the Committee requested that Mercer prepare an analysis benchmarking and assessing our overall compensation package against market standards. The Committee’s purpose in requesting this analysis was to ensure that the Company’s compensation practices are competitive in the marketplace and to identify areas where our compensation program could be advanced. The Mercer report used composite survey data, which, based on discussions with management and the Committee, represented organizations similar in nature to the Company. The survey data used focused on comparable companies in the manufacturing non-durable goods sector with revenues of $500 million to $1 billion. In the prior fiscal 2007 survey prepared by Mercer, the survey data used focused on companies with revenues of $300 to $500 million. Given the Company’s growth, the Committee believed it important to re-assess compensation packages to ensure they remain competitive in the marketplace and sufficient to retain top executive talent. The surveys used in Mercer’s analysis were the Mercer, US Global Premium Executive Remuneration Suite, Watson Wyatt/ECS Top Management Survey and The Survey Group Compensation Survey.

The Mercer report provides benchmarking data for the base salary, annual incentives, equity and total compensation paid to each named executive officer against the 25th, 50th and 75th percentiles of composite survey data. The compensation philosophy adopted by the Committee targets total compensation at the 50th percentile (market median) as a guideline for making compensation decisions. The Committee only uses benchmarking as a guideline in making compensation decisions. The Committee reserves the flexibility to pay executives above or below the targeted compensation philosophy based on the executive’s experience, organizational role, and year-over-year performance and we discuss any such decisions on an individual basis in the following sections. The Committee observed that in fiscal 2008, as compared to the larger companies reflected in the survey, the Company’s compensation tended to be either at or below the market median. The Committee considered this change as one factor in making compensation determinations and gauging the Company’s compensation practices with respect to market. To supplement the Mercer composite survey data, the Committee also reviewed the compensation levels at Starbucks Corporation, Peet’s Coffee & Tea and Caribou Coffee Company as a general reference point for the compensation paid to our named executive officers.

Compensation Paid to our Named Executive Officers

Although we discuss each element of compensation under its own heading below, the Committee determines compensation elements in reference to each named executive officer’s total compensation. The Committee sets for the chief executive officer and reviews and approves for other executives, the appropriate level of base salary and target short-and long-term incentive opportunity. Each element has been set at a level that provides a competitive level of base salary, total cash compensation, and total direct compensation relative to our compensation philosophy and the findings from Mercer’s analysis of compensation levels.

Base Salary

We pay a base salary necessary to attract and retain highly talented individuals and to provide a competitive level of cash compensation for our named executive officers. Base salary amounts are recommended by our chief executive officer, other than for himself, in conjunction with our vice president of human resources and organizational development based on the compensation determination factors listed above under the heading “Compensation Overview.” The Committee reviews and approves the recommendations based on its review of the same factors and approves any final recommendations.

We have historically paid a base salary to our named executive officers that approximates 50th percentile of the market median based on the Mercer data. In fiscal 2008, we provided increases to base salary to the following named executive officers in the amounts of: Mr. Blanford $50,000; Ms. Brooks, $9,000; Mr. McCreary, $9,000; Ms. Rathke, $54,000; Mr. Sabol; $6,300. These increases were intended to keep the base salaries of these executive officers in line with competitive market practices and consistent with our compensation philosophy of paying at approximately the market median level of compensation. Individual increases to base salary are not guaranteed for our named executive officers and are provided only at the discretion of our Committee after a review of an individual’s performance and market data. In 2008, the primary factors that were used in determining these base pay increases were: roles and responsibilities of the executive, the qualifications, skills and experience level of the executive, the compensation paid for similar positions by similar companies, the compensation trends and competitive conditions in the market, and each executive’s role in the future success of our business. Based on the Mercer analysis, the base salaries paid to our named executive officers in fiscal 2008 approximate or are slightly below the market median.

The base salaries paid to Mr. Blanford and Mr. Lazaris were initially determined as a result of arm’s length negotiated contracts. Mr. Blanford’s total compensation as well as his base salary was determined by the Committee, in consultation with the full board of directors, based on an assessment of his skills, market data prepared by Mercer and the level compensation required to attract and retain Mr. Blanford. Consistent with our compensation philosophy at least 70% of Mr. Blanford’s compensation opportunity is comprised of incentive opportunities as opposed to base salary. Mr. Lazaris received his base salary in accordance with an employment agreement negotiated in connection with the Company’s acquisition of Keurig, Incorporated in 2006. Mr. Lazaris resigned as president of Keurig, Incorporated effective as of June 16, 2008. Mr. Lazaris continued to receive his base salary through August 15, 2008 pursuant to a separation and transition agreement. Pursuant to the separation and transition agreement, Mr. Lazaris served as a special advisor to the Company’s chief executive officer and continued in a transitional role with Keurig through August 15, 2008. The Committee believed this was important to ensure a smooth transition of Mr. Lazaris’s duties while the Company located a new president and chief executive officer for Keurig and the continued base salary was required to retain and motivate Mr. Lazaris during this period. The Committee also believed it important to continue base salary to secure Mr. Lazaris’s continued assistance and focus in resolving the patent infringement lawsuit filed by Keurig against Kraft Foods Inc., Kraft Foods Global, Inc. and Tassimo Corporation.

Mr. Stiller, the Company’s founder and chairman of the board of directors resigned as chief executive officer in May 2007. During fiscal 2007, the Committee determined to continue paying Mr. Stiller at his then current base salary until an agreed upon transition plan was developed. The Committee recognized Mr. Stiller’s accomplishments of locating an individual with the requisite talent and experience to serve as a successor chief executive officer and executing a successful transition. In making this decision, the Committee also recognized Mr. Stiller’s unique importance to the Company as its founder and Mr. Stiller’s continued role with the Company. During fiscal 2008, in addition to serving as chairman of the Board, Mr. Stiller acted as an advisor to the new chief executive officer, continued his focus on board excellence and governance, and served as the Company’s representative to many interested constituencies. To reward Mr. Stiller for his continued high level of service, the Committee continued to pay Mr. Stiller at his chief executive officer base salary effective through April 27, 2008, after which time Mr. Stiller’s base salary was reduced to an amount sufficient to cover certain benefit expenses. The Committee determined this was appropriate due to Mr. Stiller’s unique importance to the Company and continued service. The Committee also took into account that Mr. Stiller was not eligible for an annual incentive plan bonus payment in fiscal 2008.

The Committee approved a new compensation package for Mr. Stiller for fiscal 2009 as a director consisting of a chairman fee of $50,000 per fiscal year, the standard retainer and annual meeting attendance fees and stock option grants payable to all Company directors and speaking fees in the amount of $10,000 per engagement and a salary sufficient to cover health benefits. We discuss below under the heading “Annual Incentives” a one-time option grant paid to Mr. Stiller on January 5, 2009. Going forward, the Committee does not expect to make any additional payments to Mr. Stiller except for his director compensation. This is consistent with the Committee’s view that Mr. Stiller’s transition from a founder chief executive officer to chairman of the board is complete.

Annual Incentives

We design our annual incentives to reward our named executive officers for the achievement of Company financial targets and individual goals. We set targets and goals under our shareholder approved annual incentive plan to reward short-term performance and contributions to overall increases in shareholder value. In fiscal 2008, each of our named executive officers, except for Mr. Stiller and Mr. Lazaris, received annual incentives under our short-term incentive plan. The amount of annual incentive compensation payable to each named executive officer under the plan is based on pre-established percentages of base salary and the achievement of Company financial goals and individual goals determined by our Committee. Our executives are eligible to receive an amount that is either at, above or below the percentage base salary targets based upon achievement of the financial target and individual goals. The Committee sets the annual financial performance targets and individual goals at the beginning of the year within a range of shareholder approved metrics. We discuss below the target percentages of base salary for each of our named executive officers in fiscal 2008, the manner in which financial performance and individual performance is measured, and the relative weights assigned to each in determining payouts.

In fiscal 2008, the target percentage of base salary for each of our named executive officers that participated in the annual incentive plan was as follows: Mr. Blanford 100%, Ms. Rathke 50%, Mr. McCreary 45%, Ms. Brooks 40% and Mr. Sabol 20%. In fiscal 2008, Ms. Rathke’s target percent was raised by 5 percentage points over her fiscal 2007 target to recognize the broad scope of duties she performed for the Company during the year. The other named executive officers’ target percentages were unchanged from fiscal 2007 levels. Based on the Mercer report provided to the Committee the total base salary, plus target cash incentives of the Company’s named executive officers approximated or was slightly below the median. The Committee determined that these ranges were appropriate and not in need of modification at this time.

The actual amount paid of each executives targeted bonus in fiscal 2008 was 75% based upon the Company achieving the financial target and 25% based on individual goals. We discuss the financial component and individual components in more detail below.

In fiscal 2008 financial performance for the Company was measured as a combination of the achievement of consolidated net sales and consolidated Company operating income. The threshold to achieve any payout under the financial target required the Company to achieve net sales of approximately $433.3 million and a net operating profit of approximately $36.9 million. This threshold would have resulted in a 20% achievement of the financial target. Below this threshold, the Company’s executives would not have earned any payment for the financial component of the short-term incentive. To reach a 100% achievement of the financial target, the Company had to achieve net sales of approximately $481.4 million and a net operating profit of approximately $41 million. Under the goals set for the Committee, the maximum achievement level possible for the financial targets was set at 150%. In fiscal 2008, the Company’s net sales were approximately $500.3 million and operating profit was approximately 42.4 million which resulted in a 106% achievement level of the financial component of the annual incentive plan.

Individual performance is determined after the end of the fiscal year based on actual executive performance versus their pre-established individual goals set at the beginning of the year. These goals for each named executive officer, except for the chief executive officer, are recommended by the chief executive officer and reviewed, modified, if necessary, and approved by the Committee. The Committee determines the goals for the chief executive officer. The chief executive officer provided recommendations on the level of individual goal achievement for all named executive officers other than himself, based on a review of the bulleted factors under the heading “Compensation Overview.” These recommendations were reviewed, discussed and approved by the Committee. The Committee evaluated the performance of the chief executive officer. In fiscal 2008, the Company paid at a range of 92% to 96% for individual component of the annual incentive plan. The Committee designs the individual goals with the intent that they will result in some level of achievement, but so that it will be difficult to obtain 100% achievement. In fiscal 2007, the Committee awarded achievement levels between 70% and 100%.

The actual total annual incentive payouts as a percentage of base salary as compared to the pre-established target bonus levels for each of our named executive officers determined utilizing the financial target and individual performance achievement components described above are reflected in the chart below.

	Annual Incentives
Named Executive Officer	Target	Actual
Lawrence Blanford	100%	102%
Kathryn Brooks	40%	41%
R. Scott McCreary	45%	46%
Frances Rathke	50%	51%
Steve Sabol	20%	21%

Mr. Lazaris did not participate in the annual incentive plan because of his resignation during the fiscal year and instead received a lump sum payment under his severance and transition agreement which was negotiated at arm’s length with the Company. Mr. Stiller did not participate in the annual incentive plan, and the Committee does not expect him to participate in the future, given his transition from founder chief executive officer to chairman of the board of directors.

Long-Term Incentives

We provide long-term equity compensation opportunities to our named executive officers as part of their compensation to provide a link between compensation and increased shareholder value. Our long-term equity compensation provides a valuable retention component to our compensation program as the executive typically forfeits any unvested portion of the long-term equity component when they depart from the Company. It is the Company’s policy that equity awards are granted on the date of the annual shareholders meeting with an exercise price equal to the market price at close of business on that date. In fiscal 2008 all of our long-term incentive awards to our named executive officers were made in the form of option grants under our shareholder approved 2006 equity incentive plan.

The Committee approves all long-term incentive awards to named executive officers. The amount of each option grant is based on a target percentage of base salary developed by the Committee after a review of Mercer’s market data and the duties and responsibilities of each named executive officer. The target percentage in fiscal 2008 was set to provide value approximately at the median level of long-term compensation opportunity. The Committee determined these targets appropriately provided more incentive opportunity through long term incentives, as opposed to short-term incentives. For fiscal 2008, the target levels for each of the named executive officers, except for Mr. Stiller, were: Mr. Blanford 150%; Ms. Rathke 80%; Mr. McCreary 80%; Ms. Brooks 60%, Mr. Sabol 50%, Mr. Lazaris 60%.

The Committee does not use a formula for determining whether long term incentive award grants will be paid at the targeted levels. It is not guaranteed that executives will receive their option grants, but the Committee expects that the executive officers will typically receive these grants provided that their performance is in line with the Committee’s overall expectations. In determining whether options are paid out at the targeted level, the chief executive officer, Mr. Blanford, provides recommendations for all named executive officers other than himself, based on a review of the bulleted factors under the heading “Compensation Overview.” These recommendations are then reviewed, discussed and approved by the Committee. The Committee evaluates Mr. Blanford performance without his participation. In fiscal 2008, the primary factors that were used in determining that grants should be paid at targeted levels were the Company’s overall performance and financial condition and each executive’s contribution to these metrics. For the named executive officers, other than Mr. Stiller, grants of stock options were made on March 12, 2008 at the targeted levels. Mr. Stiller did not have a targeted level and is discussed separately below.

In fiscal 2008, Mr. Stiller received an option grant of 7,400 shares in recognition of his continued contributions to the Company including his continued focus on board excellence and corporate governance. In making this grant, the Committee took into account that Mr. Stiller did not receive an option grant as a director in fiscal 2008. On January 5, 2009, the Committee granted Mr. Stiller a one-time option of 20,429 shares in recognition of his accomplishment in locating an individual with the requisite talent and experience to serve as a successor chief executive officer and executing a successful transition. The Committee also recognized Mr. Stiller’s unique importance as our founder and work his work during the year as representative on behalf of the Company. The Committee expects that Mr. Stiller will only receive standard option grants that are paid to all directors in the future, consistent with its view that Mr. Stiller has completed his transition to chairman of the board.

During fiscal 2008 and in prior years the Committee has considered utilizing a more balanced mix of awards under the equity incentive plan, including restricted stock, the use of which has, according to Mercer, increased over the past three years in the market generally. The rationale behind the use of stock options at this time is the Committee’s belief that stock options have the most direct link between rewarding executives for increasing total return to shareholders. The Committee will continue to consider the use of alternate awards.

Mr. Lazaris Separation Agreement and Consulting Agreement

Mr. Lazaris resigned as President of Keurig, Incorporated effective as of June 16, 2008. During the period from June 16, 2008 through August 15, 2008, Mr. Lazaris served as a special advisor to the Company’s chief executive officer and continued in a transitional role with Keurig. As previously discussed, Mr. Lazaris continued to receive his then current base salary during this time pursuant to a separation and transition agreement. In addition to base salary, this agreement provided for a lump sum severance payment of $195,936. The Committee determined that the severance arrangement was desirable to secure Mr. Lazaris’s continued assistance in Keurig’s patent litigation against Kraft Foods Inc., Kraft Foods Global, Inc. and Tassimo Corporation and his continued assistance while Keurig transitioned to operations without his services. The Committee also determined the severance payment was appropriate to compensate him for his performance during the fiscal year given that he would not participate in the annual incentive bonus plan. The Committee determined the amount of this lump sum payment was appropriate, as it reflected an amount that approximated what Mr. Lazaris would have earned under the annual incentive plan if he had continued to be employed at fiscal year end. The severance agreement re-affirmed Mr. Lazaris’s non-competition obligations in his prior employment agreement which require him to refrain from competitive activity and solicitation of Keurig or Company employees for a period of 18 months and contained a standard release of claims. On March 31, 2008, Mr. Lazaris also entered into a consulting agreement with the Company pursuant to which he agreed to serve as a consultant to the Company with respect to the patent infringement lawsuit filed by Keurig against Kraft Foods Inc., Kraft Foods Global, Inc. and Tassimo Corporation in exchange for a monthly retainer of $5,000 and a $450 per hour service fee. The patent litigation settled on October 23, 2008, and the consulting agreement terminated according to its terms.

Other Compensation

Potential Payments upon a Termination or a Change of Control

In fiscal 2007, as part of the comprehensive review of compensation practices and policies undertaken by Mercer on behalf of the Committee, the Committee discussed that some of the Company’s named executive officers had employment agreements that provided for change of control payments and some did not. In consultation with the full board of directors, in fiscal 2008 the Committee adopted a change of control plan which it determined was consistent with the Company’s compensation philosophy. In particular, the Committee believes that severance agreements serve the important function of assisting in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. The Committee also considered market practice and internal fairness considerations, in determining that a change of control plan was appropriate. Severance arrangements also importantly define the relative obligations of the Company and our named executives, including obtaining protection against competition and solicitation. Given these considerations, the Committee determined that protections should apply to all named executive officers and certain other designated participants and therefore implemented the change of control severance plan. Prior to the change in control severance plan’s adoption, only Mr. Blanford and Ms. Rathke had employment agreements that provided severance benefits, including in connection with a change of control, and non-competition and non-solicitation undertakings. At the time of hire of each of these individuals, the Committee determined that a severance package was necessary to induce the executive officer to join the Company.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that is currently available to all employees with one year or more of service who are at least twenty-one years of age. Due to the small amounts involved, the Committee did not consider these amounts material in setting total compensation for our named executive officers.

Retirement Plan

We offer all employees two retirement programs, a 401(k) plan and Employee Stock Ownership Plan (ESOP). Both plans are qualified plans under IRS regulations and benefits provided under these programs for executives are the same as for all other employees. The ESOP has a limited number of shares available and has a modest (less than $2,000) annual contribution to the named executive officers. Due to the small amounts involved, the Committee did not consider these amounts material in setting total compensation for our named executive officers.

Deferred Compensation Plan

Currently we offer a deferred compensation plan but no named executive officers elected to defer any compensation into the program for fiscal 2008.

Perquisites

In fiscal 2008, the Company offered no perquisites to its named executive officers that are not generally available to all employees. The same was true in fiscal 2007, with the exception of reimbursement of relocation expenses paid to Mr. Blanford pursuant to his employment agreement.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation that is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible because of the Section 162(m) limitation. In fiscal year 2008, our short term incentive plan was approved by our shareholders. This plan is designed with the intent to allow us to take advantage of the performance-base compensation exception under Section 162(m).

Stock Ownership/Holding Requirements

The Committee has discussed ownership and holding requirements for the named executive officers. Since all executives currently have a substantial number of stock options that they own or are holding but that remain unexercised, the Committee felt that it was unnecessary to impose an ownership or holding requirement at this time. The Committee will continue to revisit this policy on an annual basis. Each year, the Committee reviews its director compensation against market practice based upon data provided to it by Mercer. The Company has an ownership policy for directors which requires stock holdings valued at a minimum of three times the annual retainer paid to directors for their service, which is currently $30,000. Directors have three years to obtain this minimum holding level. The Compensation and Organization Development Committee believes this policy further aligns the interests of the board of directors with the interests of the Company’s stockholders.

The following tables provide information concerning compensation for the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly-paid executive officers as of September 27, 2008 and two individuals who would have been among our top three compensated executive officers but for the fact that they no longer were an executive officer at the end of the fiscal year. We refer to these individuals collectively as our “named executives”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal year	Salary ($)		Non-Equity Incentive Plan Compensation ($)(1)		Option awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lawrence J. Blanford,	2008	573,750		589,160		574,562	26,312	1,763,784
President and Chief Executive Officer(4)	2007	216,058		176,641		239,727	114,720	747,146

Kathryn S. Brooks,	2008	216,543		90,557		92,567	7,322	406,989
Vice President	2007	212,499		61,556		59,323	13,917	347,295

Nicholas Lazaris,	2008	312,486	(5)	—		651,523	210,121	1,174,130
former President of Keurig, Incorporated(5)	2007	316,000		282,105	(6)	850,734	6,750	1,455,589

R. Scott McCreary,	2008	262,269		123,126		238,023	8,251	631,669
Chief Operating Officer	2007	258,981		79,050		177,744	15,519	531,294

Frances G. Rathke,	2008	290,177		150,761		196,354	8,952	646,244
Chief Financial Officer	2007	256,154		92,400		174,943	115,399	638,896

Stephen Sabol, Vice President(7)	2008	214,579		45,207		66,277	7,979	334,042

Robert P. Stiller,	2008	262,766		—		495,525	4,765	763,056
Chairman of the Board(8)	2007	455,577		198,000		477,106	8,679	1,139,362

(1)	Reflects the total amounts earned under the Senior Executive Short Term Incentive Plan. Amounts were paid to participants for fiscal 2008 in December 2008 following the Compensation and Organization Development Committee’s certification of performance under the plan.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal 2008 and 2007 in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The underlying valuation assumptions for option awards are further disclosed in notes 2 and 13 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2008 and 2007, as well as in prior Annual Reports on Form 10-K.

(3)	The table following these footnotes below provides the details for the “All Other Compensation” column.

(4)	Mr. Blanford joined the Company as president and chief executive officer on May 3, 2007 and his 2007 salary is therefore pro-rated.

(5)	Mr. Lazaris resigned as president of Keurig, Incorporated effective as of June 16, 2008. Mr. Lazaris served as a special advisor to the Company’s Chief Executive Officer and continued in a transitional role with Keurig through August 15, 2008 during which time he continued to receive his normal base salary at the rate of $326,560 per year.

(6)	This amount shown for Mr. Lazaris represents a payment of $120,105 under the Company Executive Short Term Incentive Plan for fiscal 2007 and an additional $162,000 which Mr. Lazaris received as a separate payment in March 2007 for his performance related to the calendar 2006 incentive plan that was in place at Keurig prior to Keurig’s acquisition by the Company. The Company agreed to make this separate payment to Mr. Lazaris under the Keurig calendar 2006 incentive plan in his employment agreement.

(7)	Mr. Sabol was not a named executive officer in fiscal 2007 and therefore no information is presented for this year.

(8)	During fiscal year 2008, Mr. Stiller ceased to be an executive officer of the Company under applicable SEC rules.

The following table provides details for the “All Other Compensation” column in the table above.

Name	Fiscal Year	401(k) match ($)	ESPP ($)(1)	ESOP ($)(2)	Health Club Memberships ($)	Perquisites ($)		Other ($)		Total ($)
Lawrence J. Blanford	2008	10,015	—	797	500	—		15,000	(3)	26,312
	2007	3,635	—	—	—	111,085	(4)	—		114,720
Kathryn S. Brooks	2008	6,027	—	798	497	—		—		7,322
	2007	6,024	6,478	915	500	—		—		13,917
Nicholas Lazaris	2008	6,685	—	—	—	—		203,436	(5)	210,121
	2007	6,750	—	—	—	—		—		6,750
R. Scott McCreary	2008	6,954	—	797	500	—		—		8,251
	2007	7,637	6,467	915	500	—		—		15,519
Frances G. Rathke	2008	7,655	—	797	500	—		—		8,952
	2007	7,260	6,476	915	498	—		100,250	(6)	115,399
Stephen Sabol	2008	6,888	—	803	288	—		—		7,979

Robert P. Stiller	2008	3,507	—	797	461	—		—		4,765
	2007	7,264	—	915	500	—		—		8,679

(1)	This column shows the amount recognized under SFAS 123R for the shares purchased through the Company’s Employee Stock Purchase Plan (“ESPP”), as calculated using the Black-Scholes model. For information on the valuation assumptions, please refer to note 13 of the Company’s financial statements in the Form 10-K for the year ended September 29, 2007. In fiscal 2007, there was a period following the Company’s acquisition of Keurig, Incorporated, where Keurig employees were not eligible to participle in the ESPP and therefore we disclosed ESPP payments to our NEOs in the table above for fiscal 2007 in compliance with SEC rules. In fiscal 2008, all salaried employees of the Company were eligible to participate in the ESPP and therefore in accordance with SEC rules we do not include compensation payable to our NEOs under the ESPP in the summary compensation table for fiscal 2008.

(2)	Reflects the value of shares allocated under our Employee Stock Ownership Plan based on the fair market value of such shares on December 31, 2006, and December 31, 2007, the allocation dates for fiscal 2007 and 2008.

(3)	Represents an allowance for supplemental life and disability insurance costs.

(4)	Reflects reimbursements for relocation expenses incurred by Mr. Blanford at his time he was hired by the Company (including a tax gross-up of $46,656).

(5)	Reflects consulting fees of $7,500 paid to Mr. Lazaris under a consulting agreement signed at the time of his resignations, and a severance payment to be paid in February 2009 of $195,936 pursuant to Mr. Lazaris’s separation and transition agreement.

(6)	On October 31, 2003, Ms. Rathke received an option to purchase 75,000 shares, which the Company had historically accounted for as a discounted option. Subsequent to the grant of this option, the Internal Revenue Service adopted Section 409A of the Internal Revenue Code of 1986, as amended, which negatively impacted the treatment of discounted stock options. On the basis of interim guidance provided by the IRS, the Company and Ms. Rathke agreed in fiscal 2007 to amend the option to avoid the adverse tax consequences of Section 409A by increasing the exercise price of the option to the fair market value on the date of its grant. To compensate Ms. Rathke for such increase, the Company paid her a cash bonus in the amount of $100,250 (the total increase to the exercise price in effect for his amended options) in October 2007.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table provides information on potential payouts under our non-equity incentive plan and equity grants to our named executives in fiscal 2008.

Name of Executive	Grant date	Estimated future payouts under non-equity incentive plan awards ($)			All other option awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Options Awards ($ per share)	Full Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Lawrence J. Blanford	3/13/08	—	575,000	791,000	64,700	27.37	$836,000
Kathryn S. Brooks	3/13/08	—	88,000	120,000	9,700	27.37	$125,000
Nicholas Lazaris	3/13/08	—	196,000	269,000	19,100	27.37	$247,000
R. Scott McCreary	3/13/08	—	119,000	164,000	15,500	27.37	$200,000
Frances G. Rathke	3/13/08	—	147,000	202,000	17,200	27.37	$222,000
Stephen Sabol	3/13/08	—	43,000	59,000	8,000	27.37	$103,000
Robert P. Stiller	3/13/08	—	—	—	7,400	27.37	$96,000

(1)	All option grants in fiscal 2008 were made under the Company’s Amended and Restated 2006 Incentive Plan and vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant date.

(2)	This column shows the full grant date value of stock options, as calculated using the Black-Scholes model. For information on the valuation assumptions, please refer to notes 2 and 13 of the Company’s financial statements in the form 10-K for the year ended September 27, 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table provides information on the holdings of stock option awards by the named executives as of September 27, 2008. Each grant is shown separately for each named executive.

Name of executive	Grant date	Number of securities underlying unexercised options—Exercisable	Number of securities underlying unexercised options—Unexercisable (1)	Option exercise price ($)	Option expiration date
Lawrence J. Blanford	5/04/2007	42,000	168,000	23.57	5/04/2017
	3/13/2008	—	64,700	27.37	3/13/2018
Kathryn S. Brooks	4/23/2001	60,000	—	6.82	4/23/2011
	10/01/2001	15,000	—	7.99	10/1/2011
	3/04/2002	7,500	—	6.33	3/04/2012
	10/01/2002	300	—	4.30	10/01/2012
	12/14/2004	9,000	3,000	7.86	12/14/2014
	5/3/2006	11,850	11,850	13.26	5/03/2016
	6/14/2007	2,850	8,550	23.91	6/14/2017
	3/13/2008	—	9,700	27.37	3/13/2018
Nicholas Lazaris	6/15/2006	37,500	—	12.34	11/15/08	(2)
R. Scott McCreary	9/25/2004	150,000	—	6.59	9/25/2014
	4/01/2006	120	180	13.24	4/01/2016
	5/03/2006	15,000	15,000	13.26	5/03/2016
	6/14/2007	4,575	13,725	23.91	6/14/2017
	3/13/2008	—	15,500	27.37	3/13/2018
Frances G. Rathke	10/31/2003	75,000	—	7.12	10/31/2013
	12/14/2004	9,000	3,000	7.86	12/14/2014
	4/01/2005	180	120	8.00	4/01/2015
	5/03/2006	28,050	28,050	13.26	5/03/2016
	6/14/2007	5,250	15,750	23.91	6/14/2017
	3/13/2008	—	17,200	27.37	3/13/2018
Stephen Sabol	10/2/2000	40,000	—	3.15	10/2/2010
	3/4/2002	3,000	—	6.33	3/4/2012
	11/21/2002	75	—	4.98	11/21/2012
	12/14/2004	2,250	750	7.86	12/14/2004
	5/3/2006	7,500	7,500	13.26	5/3/2016
	6/14/2007	2,325	6,975	23.91	6/14/2017
	3/13/2008	—	8,000	27.37	3/13/2018
Robert P. Stiller	3/25/2004	14,676	—	7.50	3/25/2009
	3/25/2004	22,824	—	6.82	3/25/2009
	9/23/2004	139,729	—	6.65	9/23/2009
	3/16/2006	52,500	52,500	13.35	3/16/2016
	3/15/2007	18,750	56,250	19.05	3/15/2017
	3/13/2008	—	7,400	27.37	3/13/2018

(1)	All options vest and become exercisable ratably in four equal annual installments beginning on the first anniversary of the grant date, except for Mr. Blanford’s grant on 5/04/2007, which was an inducement award and vests in five equal annual installments, beginning on the first year anniversary of the grant.

(2)	These options were originally set to expire on 6/15/2016. Under Mr. Lazaris’s separation and transition agreement, he was entitled to exercise vested options as of August 15, 2008, the date Mr. Lazaris resigned from Keurig, Incorporated, for a period of three months after his date of resignation. Each unvested option held by Mr. Lazaris on August 15, 2008 expired as of that date.

OPTION EXERCISES IN FISCAL 2008

The following table provides information for the named executives on stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized.

Name of the executive	Number of shares acquired upon exercise	Value realized on exercise ($)
Nicholas Lazaris	134,592	4,189,194
Stephen Sabol	20,000	800,275
Robert P. Stiller	122,771	3,187,041

NON-MANAGEMENT DIRECTORS’ COMPENSATION IN FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Option Awards (2)(3) ($)	Total ($)
Barbara Carlini	—	34,000	51,000	85,000
William D. Davis	3,000	36,000	51,000	90,000
Jules A. del Vecchio	29,000	—	51,000	80,000
Michael J. Mardy	37,000	—	32,000	69,000
Hinda Miller	—	37,000	51,000	88,000
Dave E. Moran	29,000	—	51,000	80,000

(1)	Represents value of director fees paid as phantom stock units under the 2002 Deferred Compensation Plan.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of options granted to directors in fiscal 2008 and prior fiscal years, in accordance with FAS123R. The fair value was estimated using the Black-Scholes model. For information on the valuation assumptions, please refer to note 2 and 13 of the Company’s financial statements in the Form 10-K for the year ended September 27, 2008 as well as Form 10-Ks related to prior years.

(3)	In fiscal 2008, the Company granted ten-year non-statutory options to purchase 4,400 shares each to Messrs. Davis, del Vecchio, Mardy, and Moran, and to Ms. Miller and Ms. Carlini. All of these options are exercisable at $27.37 per share and vest over four years.

Directors who are also employees of the Company do not receive compensation for serving as directors. Directors who are not employees of the Company are paid a retainer and are reimbursed for ordinary and necessary travel expenses incurred in connection with attendance at each Board meeting. The annual retainer for directors in fiscal 2008 was $19,000. In fiscal 2008, each non-employee director earned $2,000 per meeting attended and $1,000 per committee meeting which is held on days other than board meeting dates in addition to the annual retainer. In addition, in fiscal 2008, Mr. Davis, Mr. Mardy, and Ms. Miller each received a retainer of $5,000 for the chairmanship of the Compensation Committee, the Audit Committee, and the Governance Committee, respectively.

Mr. Stiller did not receive director fees in fiscal 2008, but he will receive standard director fees in 2009 as well as a chairman fee of $50,000. In fiscal 2009, annual retainers increase to $30,000 for each non-employee director. Meeting fees and committee chair fees are unchanged in fiscal 2009, with the exception that in fiscal 2009, Mr. Davis will receive a lead director fee of $10,000.

Ms. Carlini, Mr. Davis, and Ms. Miller have elected to participate in the Company’s 2002 Deferred Compensation Plan. Mr. Davis elected to defer receipt of his annual calendar 2007 and 2008 fees (up to a maximum of $20,000 for 2007 fees and $40,000 for 2008 fees). Ms. Carlini has elected to defer receipt of 100 percent of her board meetings and committee meeting fees for calendar 2007 and 2008. Ms. Miller has elected to defer receipt of 100 percent of her board meetings and committee meeting fees for calendar 2007 and 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with Mr. Blanford and Ms. Rathke that provide for payments in certain circumstances in connection with such officer’s termination or a change of control. Ms. Brooks, Mr. McCreary and Mr. Sabol participate in our 2008 Change-in-Control Severance Benefit Plan which provides payments upon termination in certain circumstances following a change of control. Ms. Brooks, Mr. McCreary, and Mr. Sabol also have offer letters that provide for payments upon their termination under certain circumstances. Mr. Stiller does not have any agreement which provides him with specific individual termination or change of control payments and he does not participate in the Change-in-Control Severance Benefit Plan. The following narrative and accompanying tables set forth triggering events for these payments and the estimated aggregate payment obligations to each of our named executive officers.

In calculating the payments in the tables below, we have used the following assumptions:

•	We assumed the event triggering the payment obligation occurred on September 26, 2008, the last business day of the fiscal year.

•	We valued stock options using the closing price of our common stock on September 26, 2008, the last business day of the fiscal year, which was $38.80 per share.

•	We used the same assumptions for valuing health care benefits that we use for our financial reporting under generally accepted accounting principles.

•

We included an estimated tax gross-up payment for an excise tax relating to a termination and a change of control for Mr. Blanford, who is the only one of our named executive officers eligible to receive a tax gross-up payment utilizing our aforementioned assumptions. For purposes of calculating the estimated tax gross-up payment, we assumed (i) that all outstanding stock options were immediately vested and were cashed out at their spread value ($38.80 per share minus the option exercise price) and (ii) that option awards made to Mr. Blanford within the twelve months preceding September 26, 2008 should not be treated as having been made in connection with the change in control.

Mr. Blanford

Mr. Blanford’s employment agreement uses the following definitions:

“Cause” is defined as (i) Mr. Blanford’s substantial and ongoing failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its affiliates; (ii) material breach by Mr. Blanford of any provision of his employment agreement or any other agreement with the Company or any of its affiliates, provided that Mr. Blanford has been given a reasonable opportunity to cure any such material breach after notice from the Company, and such material breach has not been cured by Mr. Blanford; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates; (iv) other conduct by Mr. Blanford that is substantially harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) commission of a felony involving moral turpitude.

“Good Reason” is defined as (i) removal of Mr. Blanford, without his consent, from the position of President and Chief Executive Officer of the Company; (ii) failure of the Board to nominate Mr. Blanford as a director of the Company during his term of employment; (iii) material diminution in the nature or scope of Mr. Blanford’s responsibilities, duties or authority; (iv) any relocation of the Company’s headquarters outside of Vermont without Mr. Blanford’s consent; (v) material failure of the Company to provide the Executive the Base Salary, bonuses, and employee benefits in accordance with the terms of Section 4 of Mr. Blanford’s employment agreement; or (vi) any other material breach of Mr. Blanford’s employment agreement by the Company.

The events that constitute a change of control under Mr. Blanford’s employment agreement are those that constitute a “change of control” under the regulations to Internal Revenue Code Section 409A. In general, subject to certain qualifications and additional rules set forth in the regulations to Internal Revenue Code Section 409A, the following will constitute a “change of control” under his employment agreement:

•

any one person, or more than one person acting as a group acquires ownership of our common stock that, when added to common stock already owned by that person or group, results in that person or group holding more than 50% of the total fair market value or total voting power of our common stock;

•

any one person, or more than one person acting as a group acquires (or has acquired during the prior 12-month period) ownership of our common stock that results in that person or group holding 30% or more of the total voting power of our common stock;

•

a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board members before the date of the appointment or election; or,

•

any one person, or more than one person acting as a group acquires (or has acquired during the prior 12-month period) from us assets with a total gross fair market value equal to or more than 50% of our assets’ total gross fair market value immediately before such acquisition or acquisitions.

Under Mr. Blanford’s employment agreement, he is entitled to a gross-up payment from the Company for any “golden parachute” excise tax pursuant to section 280G and the related provisions of the Internal Revenue Code on account of payments and benefits associated with a change in control under his employment agreement to the extent the payments and benefits owed to him subject to the excise tax exceed by at least 10% the maximum amount he could receive without being subject to the excise tax. If the aggregate amount of these payments and benefits that would otherwise be subject to the excise tax is below this threshold, the employment agreement provides that the payments and benefits will be cut back to the maximum amount he could receive without being subject to the excise tax. Mr. Blanford’s employment agreement also contains a standard perpetual confidentiality provision as well as customary non-competition and non-solicitation covenants for the term of the his employment and for 18 months after any termination thereof.

The specific payments Mr. Blanford is entitled to under the various termination scenarios provided for in his employment agreement are set forth below:

If Mr. Blanford’s employment is terminated by the Company other than for cause or by Mr. Blanford for good reason, he would be entitled to severance benefits equal to (i) a continuation of 12 months of base salary at the rate in effect upon termination, (ii) a pro-rated portion of his annual incentive bonus in an amount to be determined following the year in which the incentive bonus would have been earned but for the termination, in accordance with the terms set forth in the Senior Executive Officer Short Term Incentive Plan and (iii) the premium cost of Mr. Blanford’s continued participation, if any, in the Company’s group medical and dental plans under COBRA for a period of 12 months following the date of termination, provided that Mr. Blanford is entitled to continue such participation under applicable law and plan terms. If Mr. Blanford is terminated by the Company other than for cause or by Mr. Blanford for good reason within 9 months prior to and in connection with an anticipated change in control of the Company, Mr. Blanford, if the change in control actually occurs within nine months following such termination, would be entitled to the foregoing benefits plus a lump-sum payment, within 30 days following the change in control, equal to 24 months of base salary less the base salary already paid or to be paid, a continuation of any of Mr. Blanford’s or his qualified beneficiaries medical and dental premium payments for 24 months rather than the 12 month period that would otherwise apply, provided that Mr. Blanford and his qualified beneficiaries are entitled to continue participation in the underlying benefit programs under applicable law and plan terms, and an acceleration of outstanding equity awards.

If Mr. Blanford is terminated by the Company other than for cause or Mr. Blanford terminates for good reason within 12 months following a change in control of the Company, Mr. Blanford would be entitled to a lump-sum payment equal to 24 months of base salary, plus payment for a period of up to 24 months by the

Company of the premium cost of Mr. Blanford’s participation, if any, in the Company’s group medical and dental plans under COBRA, provided that Mr. Blanford and his qualified beneficiaries are entitled to continued participation in those programs under applicable law and plan terms, plus an acceleration of outstanding equity awards. Equity awards that are accelerated on account of a change in control would remain exercisable for 24 months from the date of termination.

If Mr. Blanford were to terminate his employment with the Company other than for good reason and within 6 months following a change in control, he or his estate would be entitled to receive, 6 months after termination or upon death if earlier, a lump sum payment equal to 12 months of base salary, and payment for a period of up to 12 months by the Company of the premium costs of Mr. Blanford’s and his qualified beneficiaries’ group medical and dental plans under COBRA, provided that Mr. Blanford and his qualified beneficiaries are entitled to such continued participation in those programs under applicable law and plan terms.

In the event of Mr. Blanford’s death during the term hereof, the Company shall pay the monthly premium costs to continue medical and dental insurance for Mr. Blanford’s immediate family pursuant to the federal law commonly known as COBRA, for a period of thirty-six (36) months; and, if death occurs following termination of employment and a timely COBRA election has been made, the Company shall pay such monthly premium costs for a total of thirty-six (36) months, measured from the date of termination and the Company shall also assist Mr. Blanford’s beneficiaries and/or estate to obtain the life insurance death benefit which shall be no less than the Blanford’s base salary provided in his employment agreement.

	Cash Severance Payments	Acceleration of Stock Options	Health and Welfare	280G Excise Tax Gross-Up	Total Termination Payments
Lawrence J. Blanford
• Termination by the Company without cause or by Mr. Blanford for good reason (“Involuntary termination”)	1,164,159	—	13,068	N/A	1,177,227
• Involuntary termination within nine months prior to a change of control	1,739,159	3,298,161	26,136	1,037,564	6,101,020
• Involuntary termination within 12 months following a change of control	1,150,000	3,298,161	26,136	—	4,474,297
• Termination by Mr. Blanford within 6 months following a change of control	575,000	3,298,161	13,068	—	3,886,229
• Death	—	—	39,204	—	39,204

Ms. Rathke

Ms. Rathke’s employment agreement uses the following definitions:

“Cause” is defined as: (i) failure to perform and discharge, faithfully, diligently, and to the best of her abilities, the duties and responsibilities set forth in her employment agreement, (ii) conduct that violates a material policy or procedure applicable to or adopted by the Company, (iii) dishonest or unethical conduct which is injurious to the Company, monetarily or otherwise, (iv) willful misconduct or gross negligence that is injurious to the Company, monetarily or otherwise, (v) conviction of a misdemeanor involving moral turpitude or of a felony under the laws of the United States or any state or political subdivision thereof, (vi) continued unauthorized absence from work, or (vii) material breach of any of the provisions of the employment agreement, if such breach is not cured within 30 days after written notice thereof is delivered to Ms. Rathke by the Chief Executive Officer.

“Good Reason” is defined as (i) failure of the Company to continue Ms. Rathke in the position she had prior to the date of change of control, (ii) diminution in the nature or scope of the Ms. Rathke’s responsibilities, duties or authority existing prior to the date of the change of control, or (iii) failure of the company to provide the base salary, bonus, and benefits and perquisites in accordance with the terms of Ms. Rathke’s employment agreement, as in effect immediately prior to the change of control.

“Change of Control” means, (i) a sale, transfer or other conveyance by the company of all or substantially all of its assets whereby any person is or becomes beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (except if such beneficial owner is Mr. Robert P. Stiller or his affiliates, directly or indirectly), (ii) a merger or consolidation by or with the Company in which the Company is not the surviving corporation following such merger or consolidation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 60% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which Mr. Robert P. Stiller or his affiliates, directly or indirectly, continues to beneficially own at least 10% or more of the combined voting power of the Company’s then outstanding securities, (iii) the implementation of any plan or proposal for the liquidation or dissolution or other winding up of the Company, or (iv) the failure of Mr. Robert P. Stiller or his affiliates, directly or indirectly, to continue to beneficially own securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities.

In the event the Company terminates Ms. Rathke’s employment for any reason other than cause, the Company is obligated to (it) continue to pay Ms. Rathke salary for 12 months, (ii) pay Ms. Rathke’s otherwise payable annual bonus in an amount no less than the preceding year’s annual cash bonus, (iii) continue Ms. Rathke’s participation in the Company’s group medical and dental insurance plans under COBRA for a period up to 12 months from the date of termination (iv) pay up to $10,000 dollars in outplacement services, and (v) accelerate outstanding equity awards that would have vested within six months of Ms. Rathke’s termination.

In case of a change in control, if Ms. Rathke terminates her employment for good reason, she is entitled (i) to a lump sum payment equal to one and a half times each of her (A) annual salary and (B) her previous year’s annual cash bonus (ii) continued participation in the Company’s group medical and dental insurance plans under COBRA for a period up to 12 months from the date of termination (iii) up to $10,000 dollars in outplacement services and (iv) acceleration of outstanding equity awards.

	Cash Severance Payments	Acceleration of Stock Options	Health and Welfare	Outplacement Services	Total Termination Payments
Frances G. Rathke
• Termination by the Company without cause	444,761	141,969	12,948	10,000	609,678
• Change of control followed by termination by Ms. Rathke for good reason	667,142	1,244,027	12,948	10,000	1,934,117

Ms. Brooks and Mr. McCreary, and Mr. Sabol

Ms. Brooks, Mr. McCreary and Mr. Sabol are participants in the Company’s 2008 Change-in-Control Severance Benefit Plan (the “Change-in-Control Plan”).

The Change-in-Control Plan uses the following definitions:

“Cause” means in the case of any participant, any or any combination of the following: (i) commission by the participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the participant thereof; (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Company that is materially injurious to the Company.

“Change in Control” means an event where (a) any person (excluding Robert Stiller members of his family and trusts for their benefit) become the beneficial owner, directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis provided, that if a person becomes the “beneficial owner” of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis, no Change in Control shall be deemed to have occurred by reason thereof under this paragraph (a) if within fifteen (15) days of being advised that such ownership level has been reached, a majority of the incumbent directors then in office adopt a resolution approving the acquisition of that level of securities ownership by such person; (b) there is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) unless, following such Business Combination, (i) the persons who were the beneficial owners of the equity securities of the Company entitled to vote for members of the Board beneficially own, directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no person (excluding any entity resulting from such Business Combination beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or the equivalent) resulting from such Business Combination were incumbent directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (c) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Any of the following constitute “Good Reason”: (a) any action by the Company which results in a material diminution in participant’s position, authority, duties or responsibilities immediately prior to the Change in Control; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company or the securities of the Company shall no longer be publicly traded, shall not, in and of itself, constitute Good Reason hereunder; (b) any material reduction in the participant’s rate of annual base salary; (c) any material reduction in the retirement and welfare benefits made available to the participant or any materially adverse change in the terms on which those benefits are made available; or (d) any requirement by the Company that the participant be based at any office or location that is more than 50 miles distant from the participant’s base office or work location immediately prior to the Change in Control.

The Change-in-Control Plan provides that if a Change of Control occurs and a covered employee’s employment is terminated by the Company without Cause or by the covered employee for Good Reason in the twelve months immediately following, or in the three months immediately prior to, the Change in Control, the covered employee will be entitled to the following payments and benefits:

•

A lump sum payment equal to the covered employee’s base salary and the greater of (i) the average of the annual incentive bonuses paid in cash to the covered employee by the Company in the three most recent fiscal years ended prior to the date of the covered employee’s termination or the date of the Change in Control, if greater or (ii) the covered employee’s target annual incentive bonus for the fiscal year in which the Change in Control occurs.

•	A lump sum payment equal to the pro-rata share of the covered employee’s target bonus for the year in which the termination occurs.

•	Full vesting of any stock options or other stock-based award held by the covered employee prior to the Change in Control.

•	Continued health and dental benefits coverage for 12 months following the Change in Control.

No covered employee is eligible to receive benefits payable under the Change-in-Control Plan if he or she is a party to an employment agreement, severance agreement, change in control agreement or similar agreement with the Company or any of its subsidiaries that provides for payments or benefits in connection with a change of control of the Company unless the covered employee waives his or her rights under such agreement.

Ms. Brooks and Mr. McCreary are also party to employment offer letters, which provide that in the event that Ms. Brooks, or Mr. McCreary’s employment is terminated by the Company for any reason other than willful misconduct or fraud the Company is required to pay severance to such officer equal to one year’s salary payable over twelve-months. Mr. Sabol is party to an employment agreement, but such agreement does not provide for payments upon a change of control.

	Cash Severance Payments(1)	Acceleration of Stock Options	Health and Welfare	Total Termination Payments
Kathryn S. Brooks
• Termination by the Company for any reason other than willful misconduct or fraud	219,000	—	—	219,000
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	397,157	633,650	13,068	1,043,875
R. Scott McCreary
• Termination by the Company for any reason other than willful misconduct or fraud	265,000	—	—	265,000
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	507,376	769,231	13,068	1,289,675
Stephen Sabol
• Termination without Cause or for Good Reason in the twelve months immediately following, or in the three months immediately prior to, a Change of Control	304,767	410,053	13,068	727,888

1)	Under the terms of the Change-in-Control Plan, cash severance payments payable to a participant upon a Change of Control will be reduced to the extent that such reduction maximizes a participant’s total after-tax payments. In determining whether (and, if applicable, the extent to which) such payments would be subject to the federal excise tax for “excess parachute payments” described in Section 4999 of the Internal Revenue Code, we assumed that option awards made to each named executive officer within the twelve months preceding September 26, 2008 should not be treated as having been made in connection with the change in control.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of January 16, 2009 for (1) each person known by the Company to own beneficially 5% or more of the outstanding shares of its common stock, (2) each of the Company’s directors and nominees, (3) each Named Executive Officer and (4) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Ownership of Common Stock Outstanding
Robert P. Stiller(1) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	4,857,828	19.6%

Lawrence J. Blanford(2) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	61,948	0.3%

Kathryn S. Brooks(3) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	126,132	0.5%

R. Scott McCreary(4) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	188,765	0.8%

Nicholas Lazaris c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	906	0.0%

Frances G. Rathke(5) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	135,577	0.5%

Stephen Sabol(6) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	59,521	0.2%

Barbara D. Carlini(7) c/o Green Mountain Coffee Roasters, Inc. 33 Coffee Lane Waterbury, VT 05676	54,348	0.2%

William D. Davis(8) c/o Learning Care Group 21333 Haggerty Road Suite 300 Novi, MI 48375	227,222	0.9%

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Ownership of Common Stock Outstanding
Jules A. del Vecchio(9) c/o New York Life Insurance Co. 51 Madison Avenue New York, NY 10010	86,249	0.3%

Michael Mardy(10) c/o Tumi, Inc. 1001 Durham Avenue South Plainfield, NJ 07080	4,350	0.0%

David E. Moran(11) 16 Tamarack Place Greenwich, CT 06831	24,674	0.1%

Hinda Miller(12) c/o Deforest Concepts 84 Deforest Heights Burlington, VT 05401	61,318	0.2%

Fidelity Management and Research(13) 245 Summer Street 14th floor Boston, MA 02210-1133	3,607,834	14.6%

Tremblant Capital Group(13) 767 Fifth Avenue 12th floor New York, NY 10153-0023 US	2,115,091	8.6%

Next Century Growth Investors LLC(13) 5500 Wayzata Boulevard Suite 1275 Minneapolis, MN 55416-1296 US	1,263,520	5.1%

All directors and executive officers as a group (13 persons)(14)	5,872,439	23.0%

(1)	Includes an aggregate of 353,610 shares of common stock held by Trusts for the benefit of Mr. Stiller’s relatives, and excludes shares owned by relatives of Mr. Stiller, if any, as to which Mr. Stiller disclaims beneficial ownership. Also includes 118,100 shares of common stock for Mr. Stiller issuable upon exercise of outstanding stock options exercisable within 60 days and 1,645 shares of common stock which have been allocated to an account established for Mr. Stiller pursuant to the ESOP and over which he exercises sole voting power. Includes 4,374,472 shares that are held in margin accounts or otherwise pledged as collateral to various financial institutions as security for one or more loans.

(2)	Includes 58,175 shares of common stock for Mr. Blanford issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 19 shares of common stock which have been allocated to an account established for Mr. Blanford pursuant to the ESOP and over which he exercises sole voting power.

(3)	Includes 111,925 shares of common stock for Ms. Brooks issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 1,026 shares of common stock which have been allocated to an account established for Ms. Brooks pursuant to the ESOP and over which she exercises sole voting power.

(4)	Includes 173,570 shares of common stock for Mr. McCreary issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 157 shares of common stock which have been allocated to an account established for Mr. McCreary pursuant to the ESOP and over which he exercises sole voting power.

(5)	Includes 124,780 shares of common stock for Ms. Rathke issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 288 shares of common stock which have been allocated to an account established for Ms. Rathke pursuant to the ESOP and over which she exercises sole voting power.

(6)	Includes 57,900 shares of common stock for Mr. Sabol issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 1,603 shares of common stock which have been allocated to an account established for Mr. Sabol pursuant to the ESOP and over which she exercises sole voting power.

(7)	Includes 49,700 shares of common stock for Ms. Carlini issuable upon exercise of outstanding stock options exercisable within 60 days and 4,648 phantom stock units earned under the 2002 deferred compensation plan.

(8)	Includes 13,250 shares of common stock for Mr. Davis issuable upon exercise of outstanding stock options exercisable within 60 days and 7,282 phantom stock units earned under the 2002 deferred compensation plan. Also includes 9,387 shares held by Mr. Davis’ spouse.

(9)	Includes 30,200 shares of common stock for Mr. del Vecchio issuable upon exercise of outstanding stock options exercisable within 60 days.

(10)	Includes 3,350 shares of common stock for Mr. Mardy issuable upon exercise of outstanding stock options exercisable within 60 days.

(11)	Includes 22,700 shares of common stock for Mr. Moran issuable upon exercise of outstanding stock options exercisable within 60 days.

(12)	Includes 37,700 shares of common stock for Ms. Miller issuable upon exercise of outstanding stock options exercisable within 60 days and 3,962 phantom stock units earned under the 2002 deferred compensation plan.

(13)	Information as of September 30, 2008 based solely upon a review of a statement on Schedules 13-F filed with the Commission for the period ended September 30, 2008. The Company assumes no responsibility with respect to such information.

(14)	Includes an aggregate of 801,750 shares of common stock issuable upon exercise of stock options held by certain officers and directors of the Company that are exercisable within 60 days and 15,892 phantom stock units earned under the 2002 deferred compensation plan. Also includes 4,742 shares of common stock which have been allocated to accounts established for officers of the Company pursuant to the ESOP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and the NASDAQ. SEC rules require reporting persons to supply the Company with copies of these reports.

Based solely on its review of the copies of such reports received and written representations from reporting persons, the Company believes that with respect to fiscal 2008 all reporting persons timely filed the required reports except for director Miller who filed one late Form 4 covering a single transaction.

CODE OF ETHICS

The Company has adopted the Green Mountain Coffee Roasters Code of Ethics which is applicable to all directors, officers and employees of the Company. In addition, the Company has also adopted the Green Mountain Coffee Roasters Finance Code of Professional Conduct which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and all other employees engaged in the finance organization at the Company. Collectively and individually each of these codes constitutes a “code of ethics” within the meaning of Item 406 of Regulation S-K promulgated under the Exchange Act. The current version of each of these codes is posted on the Company’s website. The Company intends to make all required disclosures concerning amendments to, or waivers from, this code on the governance page of the Company’s website, www.greenmountaincoffee.com.

The Internet address for our website is http://www.GreenMountainCoffee.com and the code of ethics may be found as follows:

1.	From the Company’s home page, first click on “Investor Services.”

2.	Next scroll down to “Code of Ethics” listed on the left side menu and click on desired selection.

The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee is responsible for reviewing, approving or ratifying all material transactions between us and any related person. Related persons can include any of our directors or executive officers, certain of our shareholders, and any of their immediate family members. This obligation is set forth in our audit committee charter. In evaluating related person transactions, the committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the board and as individual directors. In any transaction involving a related party, our audit committee considers all available material facts and circumstances of the transaction, including: (i) the direct and indirect interests of the related party; (ii) if the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact such transaction would have on the director’s independence; (iii) the risks, costs and benefits to us; and (iv) whether any alternative transactions for comparable purposes are available. Our audit committee then makes a determination as to whether the proposed terms of the transaction are in the best interests of the Company and otherwise consistent with arm’s-length dealings with unrelated third-parties.

The Company uses travel services provided by Heritage Flight, a charter air services company acquired in September 2002 by Mr. Stiller, the Company’s former chief executive officer and current Chairman of the Board. During fiscal years 2008, 2007, and 2006, the Company was billed a total of $305,000, $234,000, and $115,000, respectively, by Heritage Flight for travel services provided to various employees of the Company. The use of Heritage Flight services were reviewed and approved by the Audit Committee in accordance with our policy set forth above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal year 2008. Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2008 and 2007 were as follows:

	2007	2008
Audit Fees	$1,324,000	$1,175,000
Audit-Related Fees	$23,000	—
Tax Fees	—	—
All Other Fees	$176,000	—

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit-related fees consisted primarily of consultation concerning accounting and financial reporting and review of the Company’s internal controls. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.

The Audit Committee generally approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have them approved by the Audit Committee or, if necessary between Committee meetings, by the Audit Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $50,000 in each case may be approved by the Chair of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting.

PROPOSAL II: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for its fiscal year 2009. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers. We expect representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

FINANCIAL AND OTHER INFORMATION

The Company has made available to you its 2008 Annual Report to its stockholders which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The 2008 Annual Report contains the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008. The Company’s Form 10-K for the year ended September 27, 2008 can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov. The documents are also available without charge by requesting them in writing from Green Mountain Coffee Roasters, Inc. at 33 Coffee Lane, Waterbury VT 05676, or by telephone at (802) 244 5621.

PROPOSALS OF STOCKHOLDERS

Proposals to be included in the proxy statement. In order to be included in the Company’s proxy materials for presentation at the 2010 Annual Meeting of Stockholders, a stockholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company c/o Frances G. Rathke at 33 Coffee Lane, Waterbury, VT, 05676 by October 14, 2009 and must comply with the requirements of Rule 14a-8.

Other proposals (not to be included in the proxy statement). Under our amended and restated by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Pursuant to our by-laws, if you wish to bring business before the 2010 Annual Meeting, you must give written received which must be received by the Secretary of the Company c/o Frances G. Rathke at 33 Coffee Lane, Waterbury, VT, not less than 60 days, nor more than 90 days prior to such meeting or no later than January 10, 2010, assuming our 2010 Annual Meeting will be held on March 11, 2010. Proposals that do not comply with these notice provisions will not be considered at the 2010 Annual Meeting.

In the event that notice of the date of our 2010 Annual Meeting is provided to stockholders less than 70 days beforehand, and without prior public disclosure, your request must be received no later than the close of business on the tenth day following the date on which such notice was mailed or public disclosure was made, whichever occurs first.

DIRECTIONS TO GREEN MOUNTAIN COFFEE ROASTERS

ADMINISTRATION & FINANCE OFFICES

81 DEMERITT PLACE

WATERBURY, VT 05676

From Boston, MA Area:

•	Take Interstate 93 North to Interstate 89 North.

•	I-89 North crosses NH into Vermont (where the exit numbers will begin again with Exit 1).

•	Take I-89 North to Vermont Exit # 10—Waterbury/Stowe.

•	Coming off the Exit ramp, take a left onto Rt. 100 South.

•	You will come to a “T” at which you take a left onto Rt. 100 South/Rt. 2 East (No. Main St.).

•	Go under the overpass and stay on this street, continue past two traffic lights (No. Main St. becomes So. Main St.).

•	After the second traffic light, you will go less than a mile and take a left onto Demeritt Place which is a small street on the left between a Sunoco Station and a Chevrolet dealership.

•	Once on Demeritt Place, go over the train tracks and you’ll see two GMCR buildings. The Administration & Finance Offices are in the building to the left.

From Burlington, VT

•	Take I-89 South to Exit 10 (Waterbury/Stowe).

•	Come off the Exit 10 ramp and veer to the right onto Rt. 100 South.

•	You will come to an immediate “T” at which you take a left onto Rt. 100 South/Rt. 2 East (No. Main St.)

•	Go under the overpass and stay on this street, continue past two traffic lights (No. Main St. becomes So. Main St.).

•	After the second traffic light, you will go less than a mile and take a left onto Demeritt Place which is a small street on the left between a Sunoco Station and a Chevrolet dealership.

•	Once on Demeritt Place, go over the train tracks and you’ll see two GMCR buildings. The Administration & Finance Offices are in the building to the left.

From Waitsfield/Warren, VT

•	Take Rt. 100 North towards Duxbury/Waterbury.

•	Rt. 100 comes to a “T” with Rt. 2/Rt. 100.

•	Take a left onto Rt. 2 West/Rt. 100 North.

•	Go over the river and around the curve.

•	Take a right onto Demeritt Place which is a small street on the right between a Chevrolet dealership and a Sunoco Station.

•	Once on Demeritt Place, go over the train tracks and you’ll see two GMCR buildings. The Administration & Finance Offices are in the building to the left.

For further assistance:

Call Green Mountain Coffee Roasters—Investor Services at (802) 244-5621.

Green Mountain Coffee Roasters, Inc.

VOTE BY INTERNET QUICK ««« EASY ««« IMMEDIATE

As a stockholder of Green Mountain Coffee Roasters, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on March 11, 2009.

Vote Your Proxy on the Internet:		Vote Your Proxy by mail:

Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY The Board of Directors recommends a vote “FOR” each of the nominees for director and “ FOR” proposal 2.	Please mark your votes like this	×

Proposal 1—To Elect Three Class I Directors

Nominees: Class I Directors:

01) William D. Davis, 02) Jules A. del Vecchio and 03) Robert P. Stiller.

☐	FOR all nominees	☐	WITHHELD from all nominees

☐	FOR, except vote withheld from the following nominees:

Label Area 4” × 1 1/2”

PRINT AUTHORIZATION   (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.

SIGNATURE:                     DATE:                     TIME:

Registered Quantity Broker Quantity Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

Proposal 2—	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2009	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR UNDER PROPOSAL 2, AND IF THIS PROXY IS NOT MARKED TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE IT WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL 1. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on this card. If it is inaccurate please include your correct address below.

UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature                                    Signature                                        Date                                     , 2009.

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

GREEN MOUNTAIN COFFEE ROASTERS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby constitutes and appoints Lawrence J. Blanford and Frances G. Rathke, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Green Mountain Coffee Roasters, Inc. (the “Company”) in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Company’s offices at 81 Demeritt Place, Waterbury, Vermont, on Thursday, March 12, 2009, at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

(Continued, and to be marked, dated and signed, on the other side)